TECHNOLOGY TRANSFER AGREEMENT
TECHNOLOGY TRANSFER AGREEMENT (“Agreement”), dated as of September 1, 2014 (the “Execution Date”), between BioMimetic Therapeutics, LLC, a Delaware limited liability company (“BMT”), and Novartis Vaccines and Diagnostics, Inc., a Delaware corporation (“Novartis”). BMT and Novartis are each referred to herein, individually, as a “Party” and, collectively, as the “Parties.”
W I T N E S S E T H:
WHEREAS, Novartis and BioMimetic Therapeutics, Inc., (“BioMimetic”) entered into that certain Amended and Restated Manufacturing and Supply Agreement dated as of December 1, 2009 (as amended, the “Supply Agreement”), a copy of which (including amendments thereto) is attached hereto as Exhibit A;
WHEREAS, BMT is the successor by merger to BioMimetic;
WHEREAS, under the Supply Agreement, Novartis manufactures and provides the Product (as defined the in Supply Agreement) to BMT for use in the Exclusive Fields, as more particularly described in the Supply Agreement;
WHEREAS, Novartis and its Affiliates have ceased production of the Product at the facility in Emeryville, CA, USA where Product was previously manufactured (the “Emeryville Facility”) and determined to cease production of the Product at the facility in Vacaville, CA, USA where the Product is currently manufactured (the “Vacaville Facility”), the Vacaville Facility may be transferred to an Affiliate of Novartis and/or a Third Party, and in connection with the determination to cease production of the Product at the Vacaville Facility, Novartis purported to terminate the Supply Agreement effective as of December 1, 2015 pursuant to a letter acknowledged by BioMimetic December 20, 2013 (the “Original Termination Notice”);
WHEREAS, Novartis and BMT subsequently agreed to amend the Supply Agreement pursuant to a Third Amendment to Amended and Restated Manufacturing and Supply Agreement dated as of the date hereof, a copy of which is attached hereto in Exhibit A (the “Termination Amendment”), pursuant to which BMT agreed to purchase and Novartis agreed to supply certain additional quantities of Product on the terms and conditions set forth therein, following which the Supply Agreement shall terminate in accordance with terms and conditions more specifically described in the Termination Amendment, and such Termination Amendment shall amend and supersede the terms and conditions of the Original Termination Notice in all respects;
WHEREAS, pursuant to Sections 11.3 and 11.4 of the Supply Agreement, in connection with the exercise by Novartis of certain termination rights under the Supply Agreement, Novartis agreed to transfer to a new Third Party manufacturer selected by BMT certain information and materials relating to the production process, including all process improvements, required for Product manufacture (a “Technology Transfer”), as more particularly set forth in said Sections 11.3 and 11.4;
WHEREAS, in connection with the execution and delivery of the Termination Amendment, Novartis has agreed to undertake the Technology Transfer on the terms and conditions set forth in this Agreement, which shall amend and supersede the terms and conditions of the Supply Agreement with respect to Technology Transfer in all respects; and
WHEREAS, BMT and Novartis now desire to enter into this Agreement to set forth the terms and conditions of the Technology Transfer, including the terms and conditions under which BMT may directly or indirectly manufacture Product for itself, its Affiliates and certain Third Parties following the Execution Date.
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1Certain Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Supply Agreement. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise, or (ii) the ownership, directly or indirectly, of no less than 50% of the voting securities of such Person.
“Ancillary Agreements” means, with respect to a Party, each agreement or instrument to be executed and delivered by such Party pursuant to this Agreement.
“BLA Transfer Date” means the date upon which FDA approves the transfer of the Product BLA (hereinafter defined) to BMT.
“Control,” “Controls,” “Controlled” and “Controlling” mean possession of the ability to grant the rights as provided herein without violating the terms of any agreement or other arrangement with any Third Party. Novartis shall be deemed to Control Know-How to the extent of its individual or joint interest therein, as applicable.
“Encumbrance” means any lien, pledge, charge, claim, security interest, option, mortgage or easement, in each case, except for Permitted Encumbrances.
“Exclusive Field(s)” means the treatment of: (1) periodontal and dental diseases, (2) craniomaxillofacial applications and, (3) other skeletal applications including the healing of bone, cartilage, tendon and ligaments of the skeletal systems. The Exclusive Fields shall include treatments in humans and animals. For the avoidance of doubt, the Parties agree that the treatment of [***] will be specifically excluded from the Exclusive Field(s).
“FDA” means the U.S. Food and Drug Administration.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

“Governmental Authority” means any U.S. or foreign, federal, state or local court, administrative body or other governmental or quasi-governmental authority or self-regulatory organization with competent jurisdiction.
“Intellectual Property Rights” means all rights in patents, patent applications (whether provisional or non-provisional), trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, copyrights, copyright applications, Know-How, and other intellectual property and proprietary rights, other than off-the-shelf computer programs.
“Know-How” means any proprietary data, results, technology, and nonpublic information, in any tangible or intangible form, including: information, techniques, technology, practices, specifications, trade secrets, discoveries, developments, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data, results (including assay development, compound screening, chemical, pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms, reports and study reports. Notwithstanding the foregoing, Know-How does not include compositions of matter, cells, cell lines, or physical, biological or chemical materials.
“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Authority.
“Novartis Know-How” means any Know-How Controlled by Novartis or its Affiliates as of the Execution Date to the extent relating to the Product and the Process.
“Original BLA and Process” means, collectively, (a) the Product BLA used and maintained by Novartis prior to the BLA Transfer Date, but not after, and (b) the Process used and maintained by Novartis prior to the BLA Transfer Date, but not after.
“Outside Date” means the later of (a) November 30, 2017 (such date representing the latest expiration date of Product supplied to BMT by Novartis under the Supply Agreement) or (b) in the event BMT purchases Product manufactured by Novartis at the Vacaville Facility, the latest expiration date of such Product supplied to BMT by Novartis.
“Permitted CMO” means any Third Party manufacturer designated by BMT (or its successors or permitted assigns) utilizing the Process to manufacture Permitted Products for BMT or Smith & Nephew, or their respective Affiliates, or their respective successors and permitted assigns, in each case, for use in the Permitted Field.
“Permitted Encumbrance” means any lien, pledge, charge, claim, encumbrance, security interest, option, mortgage, easement, or other restriction or Third Party right of any kind (a) under agreements between Novartis and/or its Affiliates and Third Parties existing as of the date hereof, (b) incurred in the ordinary course of business of Novartis and its Affiliates, or (c) that would not have a material adverse effect on the ability of BMT or its Third Party manufacturer to manufacture Products following the Technology Transfer contemplated hereby.
“Permitted Field” means the manufacturing and commercialization of Permitted Products, in each case, (a) in the Exclusive Fields by or on behalf of BMT, or its Affiliates, or its successors and permitted assigns or (b) in the Smith & Nephew Field by Smith & Nephew and/or BMT or a Permitted CMO, in each case, on behalf of Smith & Nephew, or its Affiliates, or its permitted assigns. For the avoidance of doubt, the Permitted Field includes the manufacture of the Product by Permitted CMOs for BMT or Smith & Nephew,

or their respective Affiliates, or their respective successors and permitted assigns, in each case, for commercialization by any such Person of Permitted Products in the Exclusive Fields or the Smith & Nephew Field, as applicable, but, for clarity, does not include such manufacture for commercialization of Permitted Products by any Person other than BMT or Smith & Nephew, or their respective Affiliates, or their respective successors and permitted assigns.
“Permitted Products” means the Product and any product or therapy incorporating or derived from the Product.
“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Authority, a trust or other entity or organization.
“Process” means the production process required for the manufacture of the Product by BMT or a Permitted CMO.
“Product” has the meaning ascribed thereto in the Supply Agreement, but as used with respect to rights and obligations under this Agreement, includes such Product in any packaging form or container permitted by applicable Law.
“Quality Agreement” has the meaning ascribed thereto in the Supply Agreement.
“Regulatory Materials” means, with respect to the Product, all regulatory applications, submissions, notifications, communications, correspondence, registrations, approvals and/or other filings made to, received from or otherwise conducted with a Governmental Authority to the extent related to the Product or the manufacturing thereof, in each case, for use in the Exclusive Fields or the Smith & Nephew Field, and all records and data required to be maintained by the holder of the Product BLA under applicable Law; [***].
“Smith & Nephew” means Smith & Nephew, Inc., a Delaware corporation together with its permitted assigns. The term “permitted assigns” means, with respect to Smith & Nephew, (a) any successor to substantially all of the business and operations of Smith & Nephew, (b) an assignee of all of Smith & Nephew’s rights with respect to the Product in the Smith & Nephew Field (including any right or interest of Smith & Nephew under or pursuant to this Agreement), or (c) an Affiliate of Smith & Nephew.
“Smith & Nephew Field” means [***].
“Technology Transfer Term” means the period beginning on the Execution Date and expiring on the earlier of: (a) the delivery of the documents and deliverables described on Schedule 2.1 to be provided by Novartis hereunder and the completion of the Technology Transfer Support Services; (b) December 31, 2015; or (c) the termination of this Agreement in accordance with Section 10.1.
“Third Party” means any Person other than a Party or their respective Affiliates.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Section1.2Other Definitional and Construction Provisions. Unless the express context otherwise requires:
(a)the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;
(c)the terms “Dollars” and “$” mean United States Dollars;
(d)references herein to a specific Section, Subsection, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Schedules or Exhibits of this Agreement;
(e)wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;”
(f)references herein to any gender includes each other gender;
(g)The term “permitted assigns” means, with respect to BMT, any party to which BMT is permitted to assign this Agreement under Section 11.3 below.

ARTICLE II

TECHNOLOGY TRANSFER

Section 2.1Transfer of Technology. On the terms and subject to the conditions set forth herein, Novartis hereby agrees to transfer or cause to be transferred, , the Process to BMT or its Permitted CMO; provided, that Novartis’s obligations hereunder shall be limited to (i) supplying or causing to be supplied the documents and deliverables described in Sections 2.1(a)-(c) below that relate to the Product and the Exclusive Fields or the Smith & Nephew Field, in each case, to the extent covering the current production Process and to the extent such documents and deliverables are not already in the possession of BMT or its Affiliates (collectively, the “Transferred Technology”), (ii) delivering the Cell Banks as provided in Article III pursuant to the terms and conditions contained therein, and making the other covenants contained in Article III, and (iii) providing or causing to be provided the Technology Transfer support services described in Article IV. Without limiting the foregoing, the Transferred Technology shall include:

(a)Novartis Know-How. Tangible embodiments of Novartis Know-How and other information and technology related to the Product and the Process, and necessary for the clinical and/or commercial manufacture of the Product, in each case, for use in the Permitted Field, as more fully set forth on Schedule 2.1.

(b)Process Records and Deliverables. All books and records including working papers and files, all purchase order-based arrangements, supplier lists, manuals, instructions, labeling (including electronic files), design drawings, sales literature, clinical trial data, and manufacturing and quality control records and procedures, in each case, as more particularly described on Schedule 2.1 and that relate to the Product and the Exclusive Fields or the Smith & Nephew Field and which cover the then-current Process enabling BMT and/or a Permitted CMO skilled in the art to run the Process (collectively, the “Process Records and Deliverables”).

(c)Product BLA. All of Novartis and its Affiliates’ right, title and interest in and to the Biologics License Application and Regulatory Materials for the Product held by Novartis as of the Execution Date (the “Product BLA”). Notwithstanding anything contained herein to the contrary, Novartis agrees to assign and transfer or cause to be assigned and transferred the Product BLA to BMT and shall provide Technology Transfer Support Services in accordance with Article IV to assist BMT in the transfer of the Product BLA to BMT, but Novartis shall have no obligations with respect to transferring the Product BLA to a Permitted CMO or any other Third Party, or any new applications, submissions or filings with Governmental Authorities made by or on behalf of BMT, its Affiliates or any such new Third Party.

Section 2.2Delivery of Transferred Technology. On the terms and subject to the conditions set forth herein, as soon as practicable following the Execution Date and during the Technology Transfer Term, Novartis will deliver or cause to be delivered to BMT copies of tangible embodiments of all Transferred Technology in the possession or Control of Novartis or its Affiliates, including physical or electronic copies of all Process Records and Deliverables included therein. For the avoidance of doubt, Novartis will be permitted to retain copies of tangible embodiments of Transferred Technology and Regulatory Materials, including as may be necessary for Novartis and its Affiliates to comply with applicable Law.

Section 2.3Transfer of Product BLA. Subject to Section 4.5, as soon as practicable following the Execution Date, the Parties shall file or submit to the FDA all such duly executed filings and submissions, in form and substance mutually agreed by the Parties, as are necessary to transfer and assign the Product BLA to BMT in accordance with applicable Law. The Parties shall reasonably cooperate in the preparation of such filings and submissions.

Section 2.4Use of Transferred Technology and Product BLA by BMT. Notwithstanding anything else herein to the contrary, BMT shall ensure that the use of the Transferred Technology, including the Product BLA and the data included or referenced therein, by BMT and its Affiliates, and their respective successors and permitted assigns, and any Permitted CMO or other Third Party agent or representative of BMT or any such Person, shall, in each case, be limited to the Permitted Field. In the event BMT learns of any such use outside of the Permitted Field, then without limiting any other obligations of BMT hereunder nor any rights or remedies available to Novartis hereunder, BMT shall promptly so notify Novartis in writing and shall assist Novartis in terminating such use outside of the Permitted Field.

Section 2.5Acknowledgment. BMT hereby acknowledges and agrees, on its own behalf and on behalf of its Affiliates and any successor or permitted assign, that except as expressly stated in Section 2.8: (a) the rights granted hereunder to the Transferred Technology are not exclusive, (b) Novartis and/or its Affiliates may, in their sole discretion, following the BLA Transfer Date, file or submit to the FDA a Biologics License Application for the Product or a similar product or therapy, or file or submit a similar application for the Product or a similar product or therapy with any other Governmental Authority, (c) Novartis and/or its Affiliates may grant the right to make any such filing, submission or application to any Third Party, and (d) any such filing, submission or application may include some or all of the data and information contained in the Product BLA or any Novartis Know-How.

Section 2.6Right of Reference. Subject to Section 2.8, BMT hereby grants, and shall cause any future holder of the Product BLA to grant, Novartis and its Affiliates, and their respective designees, the right to cross-reference the Product BLA in connection any Biologics License Application or any similar filing, submission or application with any Governmental Authority. Upon the request of Novartis or its Affiliates, BMT or any future holder of the Product BLA agrees to promptly file appropriate letters and other documentation with the FDA or any other Governmental Authority enabling the use and reference by Novartis or its Affiliates, or their respective designees, of the Product BLA in connection with any such filing, submission or application, including in connection with the research, development, manufacturing or commercialization of the Product or any similar product or therapy; provided that Novartis (or its Affiliates)

shall reimburse (on a pass-through basis without any mark-up) BMT for any third party costs incurred in connection with such filings.

Section 2.7Novartis Intellectual Property. Novartis hereby covenants that neither Novartis nor its Affiliates shall bring any action against BMT or Smith & Nephew, or their respective Affiliates, or their respective successors or permitted assigns, or any Permitted CMO, in each case, claiming that the manufacture of Product utilizing the Process for use in the Permitted Field infringes any Intellectual Property Right of Novartis or its Affiliates. If any Intellectual Property Right of Novartis covering in any way the manufacture of Product utilizing the Process for use in the Permitted Field is assigned, sold, licensed or otherwise transferred by Novartis or its Affiliate(s) to a Third Party, such assignment, sale, license or transfer will be made subject to the provisions of this Section 2.7 in all respects.
Section 2.8Use of Transferred Technology by Novartis. Notwithstanding anything else herein to the contrary, but subject to the terms and conditions of this Agreement, during the period commencing on the Execution Date and ending on the Outside Date, Novartis and its Affiliates will not, either directly or on behalf of a Third Party, manufacture or commercialize the Product or any product or therapy manufactured using the Cell Banks, in each case, for use in the Exclusive Fields, except for Product manufactured at the Vacaville Facility and supplied by Novartis, directly or indirectly, to BMT or Smith & Nephew, or their respective Affiliates, or their respective successors and permitted assigns or to a Permitted CMO.

Section 2.9 Smith & Nephew Purchase of Product. For clarity, it is acknowledged and agreed that Smith & Nephew may purchase Product from BMT and/or directly from a Permitted CMO for use in the Smith & Nephew Field.

ARTICLE III

CELL BANKS

Section 3.1Transfer of Cell Banks. On the terms and subject to the conditions set forth herein, Novartis will deliver or cause to be delivered to BMT or its designee the quantity of master cell bank and working cell bank used in the manufacturing of Product as set forth on Schedule 3.1 (collectively, “Cell Banks”) Novartis will use commercially reasonable efforts to complete such delivery within thirty (30) days after the Execution Date. As used herein, the “Cell Banks” include the original Cell Banks transferred to BMT or its designee hereunder as well as any [***] thereof, developed by or on behalf of BMT or its Affiliates, or their respective successors or permitted assigns, or any Permitted CMO or other Third Party after the Execution Date (collectively, “Recipient”). Novartis will allow BMT personnel to reasonably participate in the packing and shipment of the Cell Banks to BMT, and Novartis will follow procedures mutually agreed to by Novartis and BMT in connection with such packing and shipment.

Section 3.2Use of Cell Banks. During the Term, Recipient may use and expend the Cell Banks in the Permitted Field, subject to the following:
(a)Recipient may transfer or distribute the Cell Banks to Third Parties (including to a Permitted CMO) but only for use in the Permitted Field, and shall not use or transfer or distribute the Cell Banks for use outside the Permitted Field;
(b)Recipient shall use the Cell Banks in compliance with all applicable Laws;
(c)Recipient shall ensure that the Cell Banks are used only in the Permitted Field, and not for any other purpose or in any other field of use;

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(d)Recipient shall be responsible for all costs and expenses incurred in using handling, storing, transporting, maintaining, containing, and disposing of the Cell Banks;
(e)BMT shall indemnify and hold harmless Novartis and its Affiliates from any loss, claim or liability (including reasonable attorney’s fees) of any kind which arises out of, in connection with, or as a result of, Recipient’s use, handling, storage, transportation, containment, or disposition of the Cell Banks, or the commercialization of any Permitted Product;
(f)Recipient shall not file for any protective rights, including, without limitation, any Intellectual Property Rights, with respect to the Cell Banks; and
(g)Recipient shall have no obligation to return the Cell Banks to Novartis or its Affiliates except as provided in Section 10.2 below.
(h)[***].

Section 3.3Representations and Warranties Regarding Cell Banks.

(a)Novartis represents and warrants to BMT that it has the right to deliver the Cell Banks to BMT or its designee as contemplated hereby.
(b)Novartis represents and warrants that except as would not reasonably be expected to have a material adverse effect on BMT, the Cell Banks have been stored and maintained by Novartis in accordance with the BLA, and will be stored and maintained by Novartis in accordance with the BLA until delivery to BMT.
(c)EXCEPT AS EXPRESSLY PROVIDED IN SECTION 3.3(a)-(b), THE CELL BANKS ARE BEING SUPPLIED TO RECIPIENT “AS IS,” WITH NO WARRANTIES, EXPRESS OR IMPLIED, AND NOVARTIS EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY. NOVARTIS ALSO DISCLAIMS ALL REPRESENTATIONS WITH RESPECT TO THE UTILITY OR EFFICACY OF THE CELL BANKS, OR THAT THE CELL BANKS WILL BE USEFUL FOR OR ACHIEVE ANY PARTICULAR RESULTS.

Section 3.4Inventions. If the use of the Cell Banks by Recipient results in an invention, discovery, improvement or enhancement of the Cell Banks, or any methods to maintain, store or propagate the Cell Banks, whether patentable or not (an “Invention”), [***]. It is understood that neither Novartis or its Affiliates nor any other Person shall have any obligation to obtain any approval of, nor pay a share of the proceeds to, the other Person to practice or otherwise exploit such jointly owned Inventions, and each Party hereby waives, on its own behalf and on behalf of its Affiliates, successors, permitted assigns and any other Third Party using the Cell Banks, any right it may have under the applicable Laws of any jurisdiction to require such approval or accounting. The Parties shall reasonably cooperate with each other and take any actions reasonably necessary to effect the purposes of this Section 3.4 (including the execution of appropriate assignment documents). In addition, each employee or agent of Recipient using the Cell Banks shall be subject to a written agreement assigning to Recipient its entire right, title, and interest in any and all Inventions. BMT shall promptly disclose all Inventions to Novartis in writing, and shall provide Novartis with copies of all records and documentation regarding any such Invention reasonably requested by Novartis. In the event of any Invention, the Party who is considered the “Inventor” under U.S. patent law will be responsible for the preparation, filing, prosecution and maintenance of any patent application covering any such Invention.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

No Implied License. Nothing in this Agreement is intended to confer or grant, or shall be construed to confer or grant, to Recipient any implied license, right or other proprietary interest in the Cell Banks or the Transferred Technology, or the use thereof, whether by implication, estoppel or otherwise, and Recipient’s rights to the Cell Banks and Transferred Technology are only as expressly provided herein.

ARTICLE IV
TECHNOLOGY TRANSFER SUPPORT SERVICES
Section 4.1Third Party Manufacturer. Prior to the Execution Date, Novartis assisted BMT in identifying a Third Party manufacturer for the Product, but the Parties acknowledge that any decision, and consequences thereof, as to the identity of such Third Party manufacturer was made, and shall be borne, solely by BMT. Without limiting the foregoing, and without limiting any obligation of Novartis to comply with its express obligations under this Agreement, Novartis shall have no responsibility for the ultimate success of the Technology Transfer or the performance of any future Third Party manufacturer of the Product, nor will Novartis provide any regulatory support to any such Third Party manufacturer.

Section 4.2Services. On the terms and subject to the conditions set forth herein, prior to the Execution Date Novartis has provided, and during the Technology Transfer Term Novartis will provide or cause to be provided, the following services to BMT in connection with the transfer of the Transferred Technology to BMT and BMT’s Third Party manufacturer as contemplated hereunder (“Technology Transfer Support Services”):

(a)     BMT shall have access to [***] qualified scientists as follows: [***] in each case, to the extent reasonably necessary to effectuate the transfer of the Process as contemplated hereby and to the extent Novartis has access to such scientists either as Novartis employees. For the avoidance of doubt, Novartis’s obligation hereunder to provide access to individuals experienced in the manufacture of the Product is limited to the extent such individuals remain employed or engaged by Novartis or its Affiliates, Novartis shall have no liability on account of such individuals voluntarily terminating their employment or engagement by Novartis or its Affiliates, and neither Novartis nor its Affiliates shall be obligated to maintain the employment or engagement of any particular individual on account of Novartis’s obligation to provide Technology Transfer Support Services under this Section 4.2(a).
(b)     Representatives of BMT, Smith & Nephew and any Permitted CMO shall be entitled to: (i) visit the Vacaville Facility so long as Product is manufactured there using the Process; provided, that in the event such Permitted CMO is a direct competitor of Novartis or its Affiliates in the reasonable opinion of Novartis, such Permitted CMO shall not be permitted to visit the shop floors of the Vacaville Facility and such shop floors may only be accessed by BMT or an independent consultant selected by BMT or the Permitted CMO, subject to Novartis’s approval of the independent consultant, which may only be withheld if Novartis has reasonable doubts as to the qualifications or independence of such consultant; (ii) discuss the Process with appropriately qualified experts of Novartis and its Affiliates; and (iii) view any data relating to the Process that may be required to enable a Permitted CMO [***] to perform the production Process.
[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Such visits may include participation of qualified individuals in the Process to facilitate the Process transfer. It is expressly agreed by Novartis that [***] is not a direct competitor of Novartis and will be allowed access to the shop floors of the Vacaville Facility in accordance with this Section 4.2(b).
(c)     Provision of such Technology Transfer Support Services prior to the Execution Date and during the Technology Transfer Term shall be limited to an aggregate of [***] man hours, and Novartis shall have no obligation to provide or cause to be provided Technology Transfer Support Services following the expiration or termination of the Technology Transfer Term. Unless otherwise mutually agreed by the Parties, BMT shall provide Novartis with prior written notice of any request for Technology Transfer Support Services which notice shall be delivered at least thirty (30) days prior to the requested date of service.
(d)     BMT will pay (i) USD$[***] per hour of Technology Transfer Support Services provided by or on behalf of Novartis, with a maximum cost of $[***], plus (ii) any reasonable and documented Third Party costs and expenses incurred by Novartis or its Affiliates in connection with the provision of Technology Transfer Support Services or the transfer of the Transferred Technology to the extent approved by BMT in advance (which approval shall not be unreasonably withheld), including but not limited to travel expenses, for any of such Technology Transfer Support Services provided by or on behalf of Novartis according to this Article IV. For the avoidance of doubt, to the extent BMT does not approve any such reasonable Third Party costs and expenses, Novartis and its Affiliates shall be excused from any obligations to provide Technology Transfer Support Services or transfer the Transferred Technology which directly correspond to the costs and expenses which BMT does not approve for payment.
(e)     BMT acknowledges that Novartis’ Confidential Information relating to Novartis’ proposals, prices, scope of work, and timeline details exchanged and/or discussed between the Parties, as well as Novartis’ or its Affiliates’ capacity and facility details are of a sensitive nature. Hence, BMT shall not disclose any such Confidential Information to any Third Party, including BMT’s Permitted CMO of the Product, unless the disclosure is necessary to achieve Technology Transfer of the Process pursuant to this Agreement and permitted pursuant to Section 8.2. Subject to Section 8.2 and confidentiality restrictions no less restrictive than those contained herein binding on Smith & Nephew and its Affiliates, BMT may disclose such Confidential Information to Smith & Nephew and its Affiliates. Any Permitted CMO or other Third Party receiving Confidential Information of Novartis must agree in writing to treat all Confidential Information as confidential, under terms no less restrictive than those in Section 8.2 and the Supply Agreement.
(f)     Without limiting any obligation of Novartis to comply with its express obligations under this Agreement, BMT acknowledges that Novartis and its Affiliates shall have no liability in relation to performance of the Process following the transfer contemplated hereunder.
Section 4.3Governmental Authorities. Commencing on the BLA Transfer Date, each of BMT and Novartis shall (i) promptly notify the other Party of any written communication to that Party or its Affiliates, or its Permitted CMO, from any Governmental Authority that could be reasonably expected to impact the Original BLA and Process and, subject to applicable Law, permit the other Party to review in advance any proposed written communication to any Governmental Authority relating to the Original BLA and Process, (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning the Original BLA and Process unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat, and (iii) to the extent permitted under

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

applicable Law, furnish the other Party with copies of all correspondence, filings, and written communications between such Party and any Governmental Authority with respect to the Original BLA and Process (unless the furnishing of such information would (1) violate the provisions of any applicable Law or (2) cause the loss of the attorney-client privilege with respect thereto; provided, that each such Party shall use its commercially reasonable efforts to promptly communicate to the other Party the substance of any such communication, whether by redacting parts of such communication or otherwise, so that such communication would not violate applicable Law or cause the loss of the attorney-client privilege with respect thereto).

Section 4.4Assistance. During the Technology Transfer Term, Novartis shall provide BMT with reasonable assistance (i) in connection with any action required of BMT by, or any filing by BMT with, any Governmental Authority in connection with the consummation of the transactions contemplated hereby or in connection with the manufacture of the Product for use in the Permitted Field, and (ii) in taking such actions or making any filings or furnishing any information in Novartis’ possession as may be reasonably necessary to meet BMT’s regulatory obligations under applicable Law in connection with the Product. Unless otherwise mutually agreed by the Parties, Novartis’s obligations under this Section 4.4 shall be subject to the limitations set forth in Section 4.2(c).

Section 4.5Transfer of Product BLA. During the Technology Transfer Term, Novartis shall cooperate with BMT to effect the transfer of the Product BLA to BMT as reasonably requested by BMT in connection with the transactions contemplated hereunder.

Section 4.6Third Party Suppliers. Upon BMT’s reasonable request, during the Technology Transfer Term Novartis shall introduce BMT to any requested Third Party suppliers, vendors, researchers and consultants used by Novartis or its Affiliates in connection with the Process or manufacture of Product. For the avoidance of doubt, Novartis shall have no obligation under this Agreement or otherwise to assign or otherwise transfer to BMT, its Affiliates or any Third Party any agreements between or among Novartis, its Affiliates and any such Third Party.

Section 4.7Additional Costs and Expenses Payable by BMT. In addition to the amounts payable for the Technology Transfer Support Services under Section 4.2(d) above, BMT will also pay all reasonable direct out-of-pocket Third Party costs and expenses incurred by Novartis, and approved by BMT in advance (which approval shall not be unreasonably withheld), in connection with the transfer of the Transferred Technology, Process, Product BLA and Cell Banks to BMT including, but not limited to, shipping costs and filing fees. To the extent BMT does not approve any such reasonable Third Party costs and expenses, Novartis and its Affiliates shall be excused from any obligations in connection with the transfer of the Transferred Technology, Process, Product BLA and Cell Banks which directly correspond to the costs and expenses which BMT does not approve for payment.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NOVARTIS

Novartis hereby represents and warrants to BMT that the statements contained in this Article V are true and correct as of the date hereof:
Section 5.1Organization and Qualification. Novartis is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its assets, and to carry on its business as currently conducted. Novartis is duly qualified or licensed to do business as a foreign corporation where required and is in good standing in every jurisdiction in which the character or location of its properties and assets owned, leased or operated by Novartis or the nature of the business conducted by Novartis requires such qualification or licensing.

Section 5.2Authorization. Novartis has the full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to carry out the transactions contemplated herein and therein. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Novartis and constitute the legal, valid and binding obligations of Novartis, enforceable against it in accordance with their respective terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.

Section 5.3Non-Contravention. Neither the execution, delivery or performance by Novartis of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated herein and therein will (a) violate Novartis’s certificate of incorporation or bylaws, (b) violate any provision of applicable Law in any material respect, (c) result in the creation or imposition of any Encumbrance on any of the Transferred Technology or the Cell Banks, or (d) constitute a default under (with or without due notice or lapse of time or both), result in the loss of any material benefit under, or give rise to any right of termination or cancellation under, any terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license, contract, franchise, permit, instrument or other agreement or obligation to which Novartis is a party, or by which any of Novartis’ properties or assets may be bound, in each case under this clause (d), that would materially and adversely affect the rights of BMT hereunder.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BMT

BMT represents and warrants to Novartis as of the date hereof as follows:
Section 6.1Organization. BMT is duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite corporate power and authority required to carry on its business as now conducted. BMT is duly qualified or licensed to do business as a foreign corporation where required and is in good standing in every jurisdiction in which the character or location of its properties and assets owned, leased or operated by BMT or the nature of the business conducted by BMT requires such qualification or licensing.

Section 6.2Authorization. BMT has the full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to carry out the transactions contemplated herein and therein. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by BMT and constitute the legal, valid and binding obligations of BMT, enforceable against it in accordance with their respective terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.

Section 6.3Non-Contravention. Neither the execution, delivery or performance by BMT of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated herein and therein will (a) violate BMT’s certificate of incorporation or bylaws, (b) violate any provision of applicable Law, (c) result in the creation or imposition of any Encumbrance on any of the Transferred Technology or the Cell Banks, or (d) constitute a default under (with or without due notice or lapse of time or both), result in the loss of any material benefit under, or give rise to any right of termination or cancellation under, any terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license, contract, franchise, permit, instrument or other agreement or obligation to which BMT is a party, or by which any of BMT’s properties or assets may be bound, in each case under this clause (d), that would materially and adversely affect the exercise by Novartis or its Affiliates of any right contemplated hereunder.

ARTICLE VII

REGULATORY MATTERS

Section 7.1Qualification. During the Technology Transfer Term until the BLA Transfer Date Novartis shall comply with all reasonable requests of BMT for assistance in its efforts to qualify its manufacturing operation for the Product with the FDA and equivalent agencies in other countries and to transfer the Product BLA to BMT. Unless otherwise mutually agreed by the Parties, Novartis’s obligations under this Section 7.1 shall be subject to the limitations set forth in Section 4.2(c).

Section 7.2Regulatory Responsibilities Prior to BLA Transfer Date. Prior to the BLA Transfer Date, Novartis shall have all obligations with respect to regulatory activities related to (a) the Product and the manufacturing thereof by or on behalf of Novartis and its Affiliates, and (b) the preparation, submission and maintenance of all Regulatory Materials in accordance with applicable Law, in each case, as contemplated by the Supply Agreement and the Quality Agreement, and as required by applicable Law.

Section 7.3Regulatory Responsibilities Following BLA Transfer Date. Without limiting Novartis’s obligations under Section 8.4 of the Supply Agreement with respect to Product manufactured by Novartis or its Affiliates and supplied to BMT under the Supply Agreement, from and after the BLA Transfer Date, BMT shall be solely responsible for all regulatory activities related to (a) the Product or any other Permitted Product and the manufacturing thereof, including the Process transferred in accordance with this Agreement, and (b) the preparation, submission and maintenance of all Regulatory Materials relating to the Product or any other Permitted Product in accordance with applicable Law (and shall own all right, title and interest in and to such Regulatory Materials).

Section 7.4Product Complaints. Without limiting Section 7.2, from and after the BLA Transfer Date, BMT shall be responsible for handling all complaints regarding the Product and any Permitted Products in accordance with applicable Law, whether manufactured by BMT or a Permitted CMO, or by Novartis or its Affiliates; provided, however, that BMT’s obligations hereunder as to Products or Permitted Products manufactured by Novartis or its Affiliates will apply only to Products or Permitted Products manufactured by Novartis or its Affiliates at Novartis’ Vacaville or Emeryville facilities prior to the Execution Date (notwithstanding the release of Products or Permitted Products thereafter). Novartis will notify BMT of any Product, quality, or manufacturing complaints it receives and will provide, at BMT’s expense, such assistance in investigating such complaints as provided in the Quality Agreement. The Parties shall in good faith freely exchange information that will enable them to determine the nature and cause of such complaints. Subject to Section 9.1, BMT shall have the authority to resolve any outstanding complaints with respect to the Product or Permitted Products. BMT shall notify Novartis if such a complaint is based upon an alleged defect in the manufacture of the Product. Nothing in this Agreement shall affect the Parties’ respective obligations prior to the BLA Transfer Date regarding product complaints under the Supply Agreement or the Quality Agreement.

Section 7.5Stability Testing. Without limiting Section 7.2, Novartis or its Affiliates will perform stability testing with respect to the Product and the Process as required by applicable Law prior to the BLA Transfer Date. Thereafter, BMT will be solely responsible for all stability testing for the Product and the Process as required by applicable Law.

Section 7.6Annual Reports. BMT shall be solely responsible for completing the Annual Product Review (APR/PQR) and Annual Report for the Product for year 2014 and subsequent years. In addition to the Regulatory Materials and other documents required to be provided by Novartis hereunder, Novartis agrees to provide to BMT access to all original Annual Review Product files and data including, but not limited to, trending charts and raw data.

Section 7.7Novartis [***]. Notwithstanding anything herein to the contrary, in the event that Novartis or its Affiliates, or any of their respective designees, files a [***], the provisions of Sections 7.3, 7.4 and 7.5 regarding BMT’s obligations shall not apply to any such [***] or activities undertaken by or on behalf of Novartis or its Affiliates, or their respective designees, under or related solely to such [***], which shall be the responsibility of Novartis or its Affiliates, or their respective designee.

ARTICLE VIII

ADDITIONAL COVENANTS
Section 8.1Further Assurances. Subject to the other terms and conditions of this Agreement, each Party shall promptly execute, acknowledge and deliver any documents or instruments of transfer reasonably requested by the other Party and necessary for the requesting Party to satisfy its obligations hereunder or to obtain the benefits of the transactions contemplated hereby, all at the cost and expense of the requesting Party. Without limiting the generality of the foregoing, to the extent that BMT or Novartis discovers that any document or deliverable that was intended to be delivered by Novartis to BMT pursuant to this Agreement was not delivered in accordance with the terms hereof, Novartis shall promptly deliver such document or deliverable to BMT.

Section 8.2Confidentiality.

(a)     Definition. During the Term of this Agreement, the Parties may provide to one another confidential information, including, but not limited to, each Party’s proprietary materials and/or technologies, economic information, business or research strategies, trade secrets and material embodiments thereof, which may be disclosed by such Party and/or its Affiliates to the other Party and/or its Affiliates which (a) if in written form, is clearly marked “confidential,” (b) if in oral form, is summarized in writing and marked “confidential” delivered to the recipient within thirty (30) days after the oral disclosure, (c) if in any form, if further disclosed, could reasonably be expected to result in competitive harm to the disclosing Party, (d) if in any form, if the disclosing Party would reasonably expect the information to be kept confidential, or (e) if in any form, consists of or relates to any unpublished patent application (herein defined as “Confidential Information”).

(b)     Exclusions. Confidential Information shall not include information that (a) is shown by contemporaneous documentation of the recipient to have been in its possession prior to receipt from the disclosing Party, (b) is or becomes, through no fault of the recipient, publicly known, (c) is furnished to the recipient by a Third Party without breach of an obligation of confidentiality, (d) is independently developed by the recipient without use of the disclosing Party's Confidential Information or (e) is required to be disclosed by Law; provided, that the recipient gives the disclosing Party as much advance notice of the requirement as is reasonably possible and cooperates with the disclosing Party in lawful efforts to restrict the disclosure thereof.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment

(c)     Obligations. During the Term and for [***] years thereafter, the recipient shall maintain the disclosing Party’s Confidential Information in confidence and not disclose the same to any Person, except that (i) each Party may disclose this Agreement in its entirety to parties evaluating or entering into a business relationship with such Party or its Affiliates and (ii) upon the transfer to BMT of the Novartis Know-How pursuant to the Technology Transfer, BMT may disclose the Novartis Know-How to a Permitted CMO for use in connection with the Permitted Field; provided, that, in each case, such parties or Permitted CMO are under written obligations of confidentiality and non-use with respect to this Agreement and such Novartis Know-How at least as restrictive as those set forth herein with respect to the disclosing Party’s Confidential Information. The recipient shall use the disclosing Party’s Confidential Information solely to exercise its rights and perform its obligations under this Agreement as required or permitted hereunder, unless otherwise mutually agreed by the Parties in writing, and shall at all times protect the disclosing Party’s Confidential Information with at least the same degree of care it uses to protect its own Confidential Information, such care to be of the type and degree that would be used by a reasonable and prudent business person. For the avoidance of doubt, the Novartis Know-How shall remain Confidential Information of Novartis and its Affiliates and may be disclosed by Novartis or its Affiliates for any purpose (subject to Section 2.8). The recipient acknowledges that breach of confidentiality may result in irreparable financial harm to the disclosing Party and that the disclosing Party may seek all remedies in law or equity for such a breach.

(d)     Return of Confidential Information. In the event of a termination of this Agreement under Section 10.1(a) or Section 10.1(b), upon request by the disclosing Party, the recipient shall return or destroy (as evidenced by a written certificate of destruction) all Confidential Information of the disclosing Party in its possession; provided, however, that one copy of such Confidential Information may be retained in the recipient's legal files for purposes of monitoring compliance with the provisions hereof.

Section 8.3Invoicing and Payment.

(a)    With respect to any amounts to be paid to Novartis or reimbursed by BMT under this Agreement, Novartis shall render to BMT an invoice which invoice shall set forth in reasonable detail a computation of the amounts payable for the relevant period.
(b)    BMT shall pay or cause to be paid to Novartis any amount referred to in an invoice within thirty (30) days after the date the invoice was rendered. All amounts due to Novartis under this Agreement shall be paid in U.S. dollars by wire transfer of immediately available funds into the bank account indicated on the invoice or as otherwise set forth in the invoice.
(c)    The service fees and other amounts payable under this Agreement are exclusive of any applicable sales, goods and services and other similar taxes to be paid in relation to the provision of the services under this Agreement, which, if required by applicable Law, shall be added to the invoices at the appropriate rate.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment

ARTICLE IX

INDEMNIFICATION

Section 9.1Indemnification by BMT. BMT shall indemnify and hold Novartis, its Affiliates and their respective directors, officers, employees and agents (collectively, “Novartis Indemnitees”), harmless from and against all claims, damages, demands, proceedings, liabilities, losses, costs and expenses, including reasonable attorneys' fees (collectively, “Claims”), to the extent arising from or attributable to (a) the development, manufacture, use or sale of the Product (except for the manufacture of Product by Novartis or its Affiliates) or any other Permitted Product, including any such Claim for product liability (whether based on strict liability, inherent design defect, negligence, failure to warn, breach of contract or any other theory of liability), and any Claim alleging that the manufacture, use or sale of the Product (except for the manufacture of Product by Novartis or its Affiliates) or any other Permitted Product infringes any Intellectual Property Rights of a Third Party, (b) any acts or omissions of BMT or any of its directors, officers, employees or agents, or (c) the gross negligence or intentional misconduct of BMT or its directors, officers, agents or employees, contractors or consultants; provided, however, that BMT shall have no liability or responsibility to indemnify Novartis Indemnitees to the extent a Claim is subject to indemnification by Novartis under Section 9.2 or Section 8.4 of the Supply Agreement.

Section 9.2Indemnification by Novartis. Novartis agrees to indemnify and hold BMT, its Affiliates and their respective directors, officers, employees and agents (collectively, “BMT Indemnitees”), harmless from and against all Claims arising from or are attributable to the gross negligence or intentional misconduct of Novartis or its directors, officers, agents or employees, permitted contractors, or consultants; provided, however, Novartis shall have no liability or responsibility to indemnify BMT Indemnitees to the extent a Claim is subject to indemnification by BMT under Section 9.1 or Section 8.3 of the Supply Agreement. For the avoidance of doubt, the indemnification obligations of Novartis under this Section 9.2 are in addition to the indemnification obligations of Novartis under Section 8.4 of the Supply Agreement with respect to Product manufactured by Novartis or its Affiliates and supplied to BMT under the Supply Agreement.

ARTICLE X

TERMINATION; LIMITATION OF LIABILITY

Section 10.1Term and Termination. The term of this Agreement (“Term”) will begin on the Execution Date and shall continue as long as the Cell Banks, including any derivatives, progeny, or modifications thereof, remain in existence and in the possession or control of BMT or its Affiliates, or any of their respective successors or permitted assigns, any Permitted CMO, or any other Third Party, unless earlier terminated as provided by this Section 10.1. This Agreement may be terminated at any time:

(a)by BMT, if Novartis has committed a material breach of any provision of this Agreement and, to the extent such breach is capable of being cured, not cured such breach within thirty (30) Business Days of notice of such breach from BMT; or

(b)by Novartis if BMT has committed a material breach of any provision of this Agreement and, to the extent such breach is capable of being cured, not cured such breach within thirty (30) Business Days of notice of such breach from Novartis.

Section 10.2Effect of Termination. In the event of the termination of this Agreement in accordance with Section 10.1, all rights and obligations of the Parties hereunder shall immediately terminate, except as provided in Section 10.3 and for any obligation of BMT to make payments on account of services provided or costs incurred by Novartis or its Affiliates prior to the termination date, and the terminating Party will also have all other rights and remedies available at law or in equity. Additionally, in the event of a termination of this Agreement by either BMT or Novartis as permitted under this Agreement, BMT shall return to Novartis or its designee, or at Novartis’s election destroy, all Cell Banks remaining (if any) upon such termination.

Section 10.3Survival. In the event of any expiration of termination of this Agreement, Sections 2.5, 2.6, 3.4 and 3.5 and Articles VIII-XI shall survive indefinitely. In addition, (a) in the event of a termination of this Agreement by BMT pursuant to Section 10.1(a), Sections 2.4, 2.7 and Article VII shall also survive indefinitely, and (b) in the event of a termination of this Agreement by Novartis pursuant to Section 10.1(b), Sections 3.2 (e)-(i), 7.3, 7.4.and 7.5 shall also survive indefinitely.

Section 10.4Specific Performance. The Parties acknowledge that there may be no adequate remedy at law for a breach of this Agreement and that money damages may not be an appropriate remedy for breach of this Agreement. Therefore, the Parties agree that each Party has the right to injunctive relief and specific performance of this Agreement in the event of any breach hereof in addition to any rights it may have for damages. The remedies set forth in this Section 10.3 are cumulative and shall in no way limit any other remedy any Party has at law, in equity or pursuant hereto.

Section 10.5Limitation of Liability. EXCEPT IN THE CASE OF FRAUD OR INTENTIONAL MISCONDUCT, OR IN THE EVENT OF A BREACH OF SECTION 2.8, SECTION 3.2 OR ARTICLE VIII OR THE USE OF THE TRANSFERRED TECHNOLOGY OUTSIDE THE PERMITTED FIELD, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER THIS AGREEMENT, OR OTHERWISE, FOR ANY LOST PROFITS OR OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES.

Section 10.6Disclaimer of Warranties. THE TRANSFERRED TECHNOLOGY AND ANY OTHER INFORMATION OR TECHNOLOGY PROVIDED UNDER THIS AGREEMENT IS PROVIDED ON AN “AS IS” BASIS. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V AND ARTICLE VI, INCLUDING ANY WARRANTY OF ACCURACY, COMPLETENESS, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON-INFRINGEMENT OR TITLE. FURTHER, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT EITHER PARTY WILL BE ABLE TO SUCCESSFULLY MANUFACTURE OR COMMERCIALIZE ANY PRODUCT, REGARDING THE LIKELIHOOD OF SUCCESS OF ANY APPLICATION FOR REGULATORY APPROVAL RELATING TO ANY PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.

ARTICLE XI

MISCELLANEOUS

Section 11.1Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile followed by overnight mail, by overnight mail or by registered or certified mail

(postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):

To BMT:

BioMimetic Therapeutics, Inc.
389-A Nichol Mill Lane
Franklin, TN 37067
Attention:    General Manager

With a copy to:

Wright Medical Technology, Inc.
1023 Cherry Road
Memphis, Tennessee 38117
Attention:    General Counsel

To Novartis:

Novartis Pharma AG
Global TechOps
CHBS, WSJ-210.5.30
Novartis Campus
CH-4056 Basel
Switzerland
Attention:  Legal Department

and

Novartis Pharmaceuticals Corporation
59 Route 10
East Hanover, NJ 07936
Attention:  Legal Department

Section 11.2Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by BMT and Novartis, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.3Assignment; Third Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than BMT, Novartis, the Indemnified Parties and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement. Neither BMT nor Novartis may assign this Agreement in whole or in part without the prior written consent of the other Party, and such attempted assignment shall be deemed null and void; provided, that (a) either Party may assign this Agreement without prior written consent to an Affiliate upon delivery of notice to the other Party (provided that the assignor shall remain obligated hereunder) and (b) [***], and (c) BMT may assign this Agreement, as a whole, to [***] upon thirty (30) days’ prior written notice to Novartis. For the avoidance of doubt, Novartis and BMT may satisfy its obligations hereunder either directly or indirectly through its Affiliates and other Third Parties. It is expressly agreed by Novartis that BMT may transfer all deliverables provided to BMT under this Agreement (including, but not limited to, the Cell Banks, Novartis Know-How, Process Records and Deliverables and the Product BLA) to a permitted assign of BMT under this Agreement in connection with an assignment by BMT which is permitted by this Section 11.3; provided, that such permitted assign and the use of such deliverables shall be subject to the terms and conditions of this Agreement.

Section 11.4Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) and the Ancillary Agreements, if any, contain the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior representations, warranties, agreements and understandings, oral or written, with respect to such matters, except for the Supply Agreement, as amended by the Termination Amendment, which shall remain in full force and effect in accordance with its terms. Notwithstanding the foregoing, the terms and conditions of this Agreement governing the Technology Transfer and the transactions and other matters contemplated hereby shall be deemed to amend and replace the corresponding terms and conditions of the Supply Agreement related to the Technology Transfer, and in the event of any conflict or disagreement between the terms and conditions of this Agreement and the terms and conditions of the Supply Agreement, the terms and conditions of this Agreement shall govern and control as to the Technology Transfer.

Section 11.5Announcements and Disclosures.
(a)    Except to the extent permitted under Section 11.5(b) below, neither Party shall issue any press release or other public disclosure concerning this Agreement, the subject matter hereof or the Parties’ activities hereunder, or any information arising hereunder, except with the other Party’s prior written consent.
(b)    If a Party is required by Law or the rules of any applicable securities exchange or national market system to make any public announcement or other disclosure with respect to the transactions contemplated hereby, such Party shall use all commercially reasonable efforts to preserve the confidentiality of the transactions, including the terms hereof, and shall give the other Party as much advance written notice of such required disclosure as is reasonably practicable. If a Party is required by Law or the rules of any applicable securities exchange or national market system to file this Agreement or any Ancillary Agreement with the U.S. Securities and Exchange Commission or any other Governmental Authority, such Party shall seek confidential treatment thereof to the fullest extent permitted by Law, shall provide the other Party a copy of the confidential treatment request far enough in advance of its filing to give the other Party a meaningful opportunity to comment thereon, and shall incorporate in such confidential treatment request any reasonable comments of the other Party.
Section 11.6Expenses. Except as otherwise expressly provided in this Agreement (including BMT’s obligations to pay or reimburse Novartis for the services provided by or on behalf of Novartis hereunder, without markup, including costs and expenses incurred by Novartis or its Affiliates in connection therewith), each Party shall bear all costs and expenses incurred in connection with performing its obligations under, and otherwise in connection with, this Agreement.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment

Section 11.7Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to any principles of conflicts of Law that would result in the application of any other Law. Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of this Agreement (except for claims for violation of any restrictive covenants contained herein) exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York County (the “Chosen Courts”), and in connection with such claims (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.1. Each Party irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 11.8Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or e-mail with scan attachment) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.9Headings. The heading references herein are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 11.10No Drafting Presumption. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party shall be considered the draftsman.

Section 11.11Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
[signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Technology Transfer Agreement as of the date first written above.

BIOMIMETIC THERAPEUTICS, LLC

By:     /s/ William L. Griffin_______________________
Name:    William L. Griffin
Title: SVP & GM

NOVARTIS VACCINES AND DIAGNOSTICS, INC.

By:     /s/ Maureen A. Rogers______________________
Name: Maureen A. Rogers
Title: VP & General Counsel

Schedule 2.1
Process Records and Deliverables

To the extent the following relate to the Product or the Process in the Exclusive Fields or the Smith & Nephew Field:

[***]

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Schedule 3.1
Cell Banks

To the extent the following relate to the Product or the Process in the Exclusive Fields:

[***]

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Exhibit A
Supply Agreement

Exhibit A has been intentionally omitted as the Supply Agreement has been previously filed with the SEC as follows:

1.
Amended and Restated Manufacturing and Supply Agreement, effective as of December 1, 2009, between BioMimetic Therapeutics, Inc. and Novartis Vaccines and Diagnostics, Inc., filed with the SEC on BioMimetic Therapeutics, Inc.’s annual report on Form 10-K for the fiscal year ended December 31, 2009 (Commission file number 000-51934).

2.
Amendment to Amended and Restated Manufacturing and Supply Agreement, effective as of January 1, 2012, between BioMimetic Therapeutics, Inc. and Novartis Vaccines and Diagnostics, Inc., filed in BioMimetic Therapeutics, Inc.’s current report on Form 8-K filed on February 27, 2012 (Commission file number 000-51934).

3.
Third Amendment to Amended and Restated Manufacturing and Supply Agreement, entered into as of September 1, 2013, between BioMimetic Therapeutics, LLC and Novartis Vaccines and Diagnostics, Inc., filed in Wright Medical Group, Inc.’s quarterly report on Form 10-Q for the quarter ended September 30, 2014 (Commission file number 001-35823).